Exhibit 10.71

HAMILTON BEACH BRANDS, INC.
EXCESS RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2015)
Hamilton Beach Brands, Inc. (the “Company”) does hereby adopt this amendment and restatement of the Hamilton Beach Brands, Inc. Excess Retirement Plan to read as follows:
ARTICLE I
PREFACE

SECTION 1.1Effective Date. The effective date of this amendment and restatement of the Plan is January 1, 2015.

SECTION 1.2Purpose of the Plan. The purpose of this Plan is to provide for certain Employees the benefits they would have received under the Savings Plan but for (i) the limitations imposed under Sections 401(a)(17) and 415 of the Code or (ii) the limitations on Profit Sharing Contributions that apply to Highly Compensated Employees.

SECTION 1.3Governing Law. This Plan shall be regulated, construed and administered under the laws of the Commonwealth of Virginia, except when preempted by federal law.

SECTION 1.4Gender and Number. For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.

SECTION 1.5Code Section 409A. The Plan is intended to be exempt from the requirements of Section 409A of the Code and applicable Treasury Regulations issued thereunder and shall be interpreted and administered in a manner to give effect to such intent. Notwithstanding the foregoing, the Employers do not guarantee to Participants or Beneficiaries any particular tax result with respect to any amounts deferred or any payments provided hereunder, including tax treatment under Code Section 409A.

ARTICLE II
DEFINITIONS

Except as otherwise provided in this Plan, terms defined in the Savings Plan as it may be amended from time to time shall have the same meanings when used herein, unless a different meaning is clearly required by the context of this Plan. In addition, the following words and phrases shall have the following respective meanings for purposes of this Plan.
SECTION 2.1Account shall mean the record maintained by the Employer in accordance with Section 3.3 as the sum of the Participant’s Excess Retirement Benefits hereunder.

SECTION 2.2Beneficiary shall mean the person or persons designated by the Participant as his Beneficiary under this Plan, in accordance with the provisions of Article VII hereof.

SECTION 2.3Company shall mean Hamilton Beach Brands, Inc.

SECTION 2.4Compensation. The term “Compensation” shall have the same meaning as under the Savings Plan, except that Compensation shall be deemed to include amounts in excess of the limitation imposed by Code Section 401(a)(17).

SECTION 2.5Compensation Committee shall mean the Compensation Committee of the Board of Directors of the Company or an authorized sub-committee thereof.

SECTION 2.6Employer Added Employee shall mean a participant in the Savings Plan who is eligible for Retirement Contributions.

SECTION 2.7Excess Retirement Benefit or Benefit shall mean an Excess Profit Sharing Benefit or an Excess Employer Added Benefit (as described in Article III) which is payable to or with respect to a Participant under this Plan.

SECTION 2.8Fixed Income Fund shall mean the Vanguard Retirement Savings Trust IV under the Savings Plan or any equivalent fixed income fund thereunder which is designated by the NACCO Industries, Inc. Retirement Funds Investment Committee as the successor to such fund

SECTION2.9Participant.

(a)For purposes of Section 3.1 of the Plan, the term “Participant” shall mean a Profit Sharing Employee whose Post-1996 Profit Sharing Contributions for a Plan Year are limited by (i) the application of Section 401(a)(17) or 415 of the Code or (ii) are reduced as a result of the limits that apply to Highly Compensated Employees under the terms of the Savings Plan.
(b)For purposes of Section 3.2 of the Plan, the term “Participant” shall mean an Employer Added Employee whose Retirement Contributions for a Plan Year are limited by the application of Section 401(a)(17) or 415 of the Code.

SECTION 2.10Plan shall mean the Hamilton Beach Brands, Inc. Excess Retirement Plan as herein set forth or as duly amended.

SECTION 2.11Plan Administrator shall mean the Administrative Committee appointed under the Savings Plan.

SECTION 2.12Plan Year shall mean the calendar year.

SECTION 2.13Profit Sharing Employee shall mean a participant in the Savings Plan who is eligible for Post-1996 Profit Sharing Contributions.

SECTION 2.14Savings Plan shall mean the Hamilton Beach Brands, Inc. Employees’ Retirement Savings Plan (401(k)), as the same may be amended from time to time, or any successor thereto.

SECTION 2.15 Valuation Date shall mean the last business day of each calendar month and any other date chosen by the Plan Administrator.

ARTICLE III
EXCESS RETIREMENT BENEFITS

SECTION 3.1Excess Profit Sharing Benefits. Each Employer shall credit to a Sub-Account (the “Excess Profit Sharing Sub-Account”) established for each Participant who is an Employee of such Employer and a Profit Sharing Employee, an amount equal to the excess, if any, of (a) the amount of the Employer’s Post-1996 Profit Sharing Contribution that would have been made to the profit sharing portion of the Savings Plan on behalf of the Participant if such Plan did not contain (i) the limitations imposed under Sections 401(a)(17) and 415 of the Code and (ii) the limitations applicable to Highly Compensated Employees, over (b) the amount of the Employer’s Post-1996 Profit Sharing Contribution that is actually made to the Savings Plan on behalf of the Participant for such Plan Year (the “Excess Profit Sharing Benefits”).

SECTION 3.2Employer Added Benefits. Each Employer shall credit to a Sub-Account (the “Excess Employer Added Sub-Account”) established for each Participant who is an Employee of such Employer and an Employer Added Employee, an amount equal to the excess, if any, of (i) the amount of the Employer’s Retirement Contributions that would have been made to the profit sharing portion of the Savings Plan on behalf of the Participant if such Plan did not contain the limitations imposed under Sections 401(a)(17) and 415 of the Code, over (ii) the amount of the Employer’s Retirement Contribution that is actually made to the Savings Plan on behalf of the Participant for such Plan Year (the “Excess Employer Added Benefits”).

SECTION 3.3Participant’s Account. Each Employer shall establish and maintain on its books an Account for each Participant who is an Employee of such Employer which shall contain the following entries:

(a)Credits to an Excess Profit Sharing Sub-Account for the Excess Profit Sharing Benefits described in Section 3.1, which shall be credited to the Sub-Account at the time the Profit Sharing Contributions are otherwise credited to Participants’ Accounts under the Savings Plan;

(b)Credits to an Excess Employer Added Sub-Account for the Excess Employer Added Benefits described in Section 3.2, which shall be credited to the Sub-Account when an Employer Added Employee is prevented from receiving Retirement Contributions under the Savings Plan;

(c)Credits to all such Sub-Accounts for the interest and the uplift described in Article IV; and

(d)Debits for any distributions made from such Sub-Accounts.

ARTICLE IV
INTEREST AND UPLIFT

SECTION 4.1Amount of Interest. Subject to Section 4.3, at the end of each calendar month, the Excess Employer Added Sub-Account of each Participant shall be credited with an amount determined by multiplying such Participant’s average Sub-Account balance during such month by the blended rate earned during such month by the Fixed Income Fund. Notwithstanding the foregoing, such interest credits shall cease as of the last day of the month prior to the date of the payment of such Sub-Account

SECTION 4.2Uplift. In addition to the interest described in Section 4.1, the balance in each Participant’s Sub-Accounts as of the last day of the month prior to the payment date (including any interest credits for such month) shall be increased by an additional 15%.

SECTION 4.3Changes/Limitations.

(a)At any time, the Company (without the consent of any Employer but with the approval or ratification of the Compensation Committee) may change or suspend (i) the interest rate credited to Sub-Accounts hereunder and/or (ii) the amount of the uplift credited to Sub-Accounts hereunder.

(b)Notwithstanding any provision of the Plan to the contrary, in no event will interest on Accounts for a Plan Year under Section 4.1 be credited at a rate which exceeds 14%.

ARTICLE V
VESTING

SECTION 5.1Vesting. A Participant shall always be 100% vested in all amounts credited to his Account hereunder.

ARTICLE VI
DISTRIBUTION OF BENEFITS

SECTION 6.1Time and Form of Payment. All amounts credited to a Participant’s Sub-Accounts for each Plan Year (including the Excess Profit Sharing Benefits, the interest and the uplift for such Plan Year that are credited after the end of such Plan Year) shall automatically be paid to the Participant (or his Beneficiary in the event of his death) in the form of a single lump sum payment on March 15th of the immediately following Plan Year.

ARTICLE VII
BENEFICIARY DESIGNATIONS

SECTION 7.1Beneficiary Designations. A designation of a Beneficiary hereunder may be made only by an instrument (in form acceptable to the Plan Administrator) signed by the Participant and filed with the Plan Administrator prior to the Participant’s death. A Participant must designate a single Beneficiary (or set of Beneficiaries) for all collective Sub-Accounts hereunder. In the absence of such a designation and at any other time when there is no existing Beneficiary designated hereunder, the Beneficiary of a Participant for his Account shall be his Beneficiary under the Savings Plan. A person designated by a Participant as his Beneficiary who or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant’s Beneficiary unless the Participant’s designation specifically provided to the contrary. If two or more persons designated as a Participant’s Beneficiary are in existence with respect to a single Excess Retirement Benefit the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons unless the Participant’s designation specifically provides for a different allocation.

SECTION 7.2Change in Beneficiary. A Participant may, at any time and from time to time, change a Beneficiary designation hereunder without the consent of any existing Beneficiary or any other person. Any change in Beneficiary shall be made by giving written notice thereof to the Plan Administrator and any change shall be effective only if received by the Plan Administrator prior to the death of the Participant.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.1Liability of Employers. Nothing in this Plan shall constitute the creation of a trust or other fiduciary relationship between any Employer and any Participant, Beneficiary or any other person.

SECTION 8.2Limitation on Rights of Participants and Beneficiaries ‑ No Lien. The Plan is designed to be an unfunded, nonqualified plan. Nothing contained herein shall be deemed to create a trust or lien in favor of any Participant or Beneficiary on any assets of an Employer. The Employers shall have no obligation to purchase any assets that do not remain subject to the claims of the creditors of the Employers for use in connection with the Plan. No Participant or Beneficiary or any other person shall have any preferred claim on, or any beneficial ownership interest in, any assets of an Employer prior to the time that such assets are paid to the Participant or Beneficiary as provided herein. Each Participant and Beneficiary shall have the status of a general unsecured creditor of his Employer.

SECTION 8.3No Guarantee of Employment. Nothing in this Plan shall be construed as guaranteeing future employment to Participants. A Participant continues to be an Employee of an Employer solely at the will of such Employer subject to discharge at any time, with or without cause.

SECTION 8.4Payment to Guardian. If a Benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Plan Administrator may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Employers from all liability with respect to such Benefit.

SECTION 8.5Assignment. No right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, the Plan Administrator shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all or a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Code Section 414(p).

SECTION 8.6Severability. If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.

SECTION 8.7Effect on other Benefits. Benefits payable to or with respect to a Participant under the Savings Plan or any other Employer-sponsored (qualified or nonqualified) plan, if any, are in addition to those provided under this Plan.

SECTION 8.8Liability for Payment/Expenses. Each Employer shall be liable for the payment of the Excess Benefits that are payable hereunder to the Participants who are Employees of such Employer. Expenses of administering the Plan shall be paid by the Employers, as directed by the Company.

ARTICLE IX
ADMINISTRATION OF PLAN

SECTION 9.1Administration. (a) In general. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants, or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular Employee is a Participant, and (ii) to determine if a person is entitled to Excess Retirement Benefits hereunder and, if so, the amount of such Benefits. The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Sections 9.3 and 9.4 hereof.
(b) Delegation of Duties. The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Excess Retirement Benefits, to a named administrator or administrators.
SECTION 9.2Regulations. The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the provisions of Sections 9.3 and 9.4 hereof, be final and binding on all persons.

SECTION 9.3Claims Procedures. The Plan Administrator shall determine the rights of any person to any Excess Retirement Benefits hereunder. Any person who believes that he has not received the Excess Retirement Benefits to which he is entitled under the Plan must file a claim in writing with the Plan Administrator. The Plan Administrator shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90 day period), either allow or deny the claim in writing.

A written denial of a claim by the Plan Administrator, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

(a)	the specific reasons for the denial;

(b)	specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)
an explanation of the claim review procedure and the time limits applicable thereto (including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review).

A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Plan Administrator a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his claim. If such an appeal is so filed within such 60 day period, the Compensation Committee shall conduct a full and fair review of such claim. During such review, the claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing. For this purpose, the Compensation Committee shall have the same power to interpret the Plan and make findings of fact thereunder as is given to the Plan Administrator under Section 9.1(a) above.
The Compensation Committee shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons. In addition, the notice of adverse determination shall also include statements that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
SECTION 9.4Revocability of Action/Recovery. Any action taken by the Plan Administrator, an Employer, or the Compensation Committee with respect to the rights or benefits under the Plan of any person shall be revocable as to payments not yet made to such person, and acceptance of any Excess Retirement Benefits under the Plan constitutes acceptance of and agreement to the Plan Administrator’s, an Employer’s, or the Compensation Committee’s making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to him.

SECTION 9.5Amendment. The Company (without the consent of any Employer but with the approval or ratification of the Compensation Committee) may at any time amend any or all of the provisions of this Plan, except that, without the prior written consent of the affected Participant, no such amendment may (i) reduce the amount of any Participant’s Excess Retirement Benefit as of the date of such amendment or (ii) change the payment provisions of Article VI except for changes that accelerate the payment of Benefits hereunder or that are deemed necessary or desirable in order to bring such provisions into compliance with the exceptions to Code Section 409A. Any amendment shall be in the form of a written instrument executed by an officer of the Company on the order of the Compensation Committee. Subject to the foregoing provisions of this Section, such amendment shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution.

SECTION 9.6Termination. The Company (without the consent of any Employer but with the approval or ratification of the Compensation Committee), in its sole discretion, may terminate this Plan at any time and for any reason whatsoever, except that, without the prior written consent of the affected Participant, no such termination may (i) reduce the amount of any Participant’s Excess Retirement Benefit as of the date of such termination or (ii) change the payment provisions of Article VI except for changes that accelerate the payment of Benefits hereunder. Any such termination shall be expressed in the form of a written instrument executed by an officer of the Company on the order of the Compensation Committee. Subject to the foregoing provisions of this Section, such termination shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution. Written notice of any termination shall be given to the Participants at a time determined by the Plan Administrator. In the event of such termination, the Company may require the immediate payment of all Excess Retirement Benefits accrued hereunder in the form of a single lump sum payment.

Executed, this 16th day of December, 2014.
HAMILTON BEACH BRANDS, INC.

By:	/s/ Kathleen Diller
Name:	Kathleen Diller
Its:	Vice-President; General Counsel & Secretary